Exhibit 99.1

From the CEO’s Desk

Another year of operations at Western Plains Energy is rapidly coming to an end.  Not unlike recent years, this one has had its own unique challenges and opportunities.  The staff continues work on new production processes and a doubled effort to improve conversion rate.  At the same time, we are keeping our eye on the future as the current climate change movement offers a challenge of ever-changing regulations for the ethanol industry.  We believe the work we are doing today will position us favorably over our competitors as we move into the future.

Our third fiscal quarter was slightly less profitable than the previous two, due mainly to tighter grind margins.  We have been successful in mitigating this downturn in the markets with improvements in conversion rate.  Chris has been successful in obtaining a 4% increase in conversion rate through various avenues.  Greg has been diligent in acquiring grain at profitable levels.  We have also utilized our storage capacity to buffer against ups and downs in the market.  As a result of the efforts of the staff, 2010 is shaping up to be another successful year for WPE and our members.

2011 will have another set of unique challenges for the ethanol industry.  As you may or may not know, California’s Low Carbon Fuel Standard is slated to take effect January 1st.  This is potentially devastating to the domestic fuel ethanol industry.  Beginning January 1, 2011, POET, the nation’s largest fuel ethanol producer, will be prohibited from shipping ethanol they produce into California.  While WPE is one of the few producers that will still be shipping into California, under the present regulations we will only be able to do so until 2013.  Additionally, the small producer tax credit and the volumetric ethanol excise tax credit, VEETC, are slated to expire this year.  Although VEETC garners the most attention, the loss of the small producers’ tax credit if it is not renewed, will impact all of our members directly.  This tax credit passes through WPE to its members on tax form K-1 and offsets part of the income generated from WPE.  As a result, without this tax credit, your potential tax burden will rise.

VEETC is a more dynamic and sometimes confusing tax policy.  VEETC is an excise tax credit that is refundable to blenders of ethanol that was hugely successful in maintaining and creating demand for ethanol.  Today the credit is $0.45 on each gallon of ethanol blended.  As an example, if a blender blends E10, it receives $0.045 for each gallon of E10 blended.  When the economics are correct, blenders will blend more ethanol than is required by state and federal mandates because of the credit.  Over the past few years ethanol has been priced below gasoline and VEETC has created additional margin for the blenders.  This incentive to blend ethanol into gasoline is in part why you may have noticed mid-grade blends of gasoline priced significantly below regular unleaded.  At many locations this price difference has been around $0.10 per gallon.

VEETC has been in the news a lot in recent weeks because of the uncertainty as to whether Congress will extend it.  What happens if they do?  What happens if they don’t?  Putting politics aside,  if Congress does not extend VEETC, I do not think ethanol will go the way of biodiesel.  Ethanol is a cost competitive fuel today and is able to compete head to head with gasoline on price.  Ethanol’s price may initially suffer slightly, but by and large, we believe the industry would continue.  The larger issue for the industry is that ethanol can and should be allowed to replace all oil imported into this country from OPEC.  Let me say this again, we believe the American ethanol industry can replace all OPEC oil imported into the U.S.  What prevents this from happening?  The ethanol industry does not have access to the consumer.  People are not addicted to foreign oil; our vehicles are.  Without a comprehensive plan to produce vehicles that can run on higher blends of ethanol and blender pumps capable of dispensing ethanol, we will be limited to volumes of ethanol mandated by the revised Renewable Fuel Standards set forth by the federal government.  We export approximately $300 billion annually out of this country to pay for foreign oil.  Our legislators should be ashamed.  Please contact your congressman and demand that we change our policies and free our vehicles from our dependency upon foreign oil.

Although 2011 will be challenging, we remain committed to do our very best to ensure WPE remain as successful as possible.  It is my pleasure to manage WPE and fight for your interests in Topeka and Washington DC.  The good guy always wins in the end.

Sincerely,

/s/ Steven R. McNinch
Steven R. McNinch
CEO Western Plains Energy, L.L.C.